Weirton Steel Corporation
Soliciting Material
To be used beginning May 12, 1994

Radio Commercials:

30 second spot:

Here's another great reason to be a Weirton Steel Stockholder. The Weirton Steel ESOP and community shareholders' picnic. On Thursday, May 12th, starting at 4 pm. All Weirton Steel Shareholders are invited to the Serbian Picnic Grounds on Kings Creek Road in Weirton. Free admission. They'll have hamburgers, hot dogs, BBQ chicken and more. Plus special appearance by Governor Gaston Caperton and Weirton Steel firemen and EMTs. Carpool, share-a-ride, or take a Weirton Transit Corp. shuttle bus to the Weirton Steel ESOP and Shareholders Picnic, Thursday.


WSTV/WRKY radio spot:
30 second commercial

ATTENTION ALL WEIRTON STEEL SHAREHOLDERS! You are invited to attend the ESOP and community shareholders picnic this Thursday, May 12th from 4 to 8 pm at the Serbian Picnic Grounds on kings Creek Road in Weirton. Admission is free but parking is limited. Carpool if you can. Governor Gaston Caperton will be the special
guest....and drawings for door prizes will be held at 5,6 and 7.
A great opportunity to learn the facts about the package of proposals now before the Shareholders. Don't miss the Weirton Steel Shareholders picnic-Thursday, May 12th!

60 second commercial

ATTENTION ALL WEIRTON STEEL SHAREHOLDERS! You are invited to attend the ESOP and Community Shareholders Picnic this Thursday, May 12th from 4 to 8 pm at the Serbian Picnic Grounds on kings Creek Road in Weirton. Governor Gaston Caperton will be a special guiest... and Weirton Steel firemen and EMTs will be honored in recognition of their dedicated service. Enjoy hamburgers, hot dogs, barbecued chicken, baked beans, watermelon and more!
Drawings for Door Prizes will be held at 5,6, and 7pm . Admission is free and parking is limited. For your convenience, Weirton Transit Corporation will be shuttling people to the picnic from the Penco Road Building every half hour beginning at 3:30! You are also encouraged to Carpool or share a ride. The Weirton Steel Shareholders Picnic is a great place to ask questions and hear the facts about the package of proposals now before the Shareholders. Votes will be counted on May 26th. Don't miss the ESOP and community shareholders picnic this Thursday from 4 to 8 at the Serbian Picnic Grounds in Weirton.

WEIR RADIO SPOTS:

Same as above radio spots except they add: They'll be giving away $100 and $500 U.S. Savings Bonds. Both 30 and 60 second commercials will be used.




SPECIAL EDITION OF THE "INDEPENDENT WEIRTON" TO BE MAILED TO ALL
EMPLOYEES BEGINNING FRIDAY, MAY 13, 1994.:

Business Briefs -- May 13, 1994
slug/band-aid

Headline -- No card?

   If you haven't received you proxy card, call Rick Garan, director-Media and Investor Relations, at ext. 2728.


Independent Weirton (special edition) -- May 1994 slug/commentary

Headline -- Stockholders' voting role now more important than ever Kicker -- Commentary by Mike Garan
   In less than a month, votes will be tabulated at the special stockholders meeting, with the company in high hopes of gaining approval to hold a public stock offering.
   Also at stake are issues aimed at adding an ESOP director to the board and making him a member of the nominating committee, changing the qualifications for independent directors and imposing age limits on directors.
   There's no sense of editorializing the importance of this vote. We've known that for some time. Nonetheless, what's important to understand is the percentage of the vote the corporation requires from the stockholders for approval.
   Here's how this is going to work, but, mind you, it's something quite different that what we've experienced in voting other proxies.
   Both proposals -- the stock authorization and the board changes
- -- will be voted as one issue. Approval of these amendments will require an 80 percent affirmative vote by stockholders.
   In this case, however, we need 80 percent of the total votes, inside and outside both ESOPs, for the amendments to pass. It doesn't mean an 80 percent majority of the votes cast by stockholders. There's a BIG difference between the two.
   Let's look at the numbers. There are 40.6 million outstanding votes. Needing 80 percent of all the votes, the company, therefore, will need 32.5 million affirmative votes for passage.
   Nothing less than 32.5 million will do.
   That's why it's important for everyone -- and I mean EVERYONE -- to send in their proxies -- and to vote FOR the amendments.
   Now, here's what will happen if you don't vote.
   If employee-owners don't vote their ESOP shares, it will be up to the ESOP trustee to vote those shares in the same proportion as those shareholders who send in their proxies.
   For example, if those who voted their ESOP shares voted 80 percent FOR the amendments and 20 percent AGAINST them, that's how the trustee will vote the unvoted shares -- 80 percent of them will be voted FOR and 20 percent AGAINST.
   So, if you plan to vote your ESOP shares FOR the amendments, by all means VOTE. You run the risk of a portion of your shares being voted AGAINST the amendments should you forget to send in your proxy.
   For any person holding outside shares who does not send in his proxy, well, those votes won't be counted at all and it's just the same as a vote AGAINST.
   The board, management, the ISU and the Shareholders Information Corporation support this issue and I hope all stockholders will, too.

Note: With this article is an ad with a graphic of a hand marking an X in a box (as in marking a ballot) that reads:


              (graphic here)

                      A vote FOR the
                      proposed
                      issues is a vote
                      FOR Weirton
                      Steel



Independent Weirton (special edition) -- May 1994
Business Briefs -- May 13, 1994
slug/ESOP director

Headline IW -- Board changes will create new seat for ESOP director
                  Qualifications to be reviewed and candidate selected
by five-                  member committee
Headline BB -- ESOP director position on stockholders' proxies

   Should the proposal before stockholders pass on May 26, there could be a new "kid on the block" at Weirton Steel by year's end.
   The board of directors is recommending to stockholders an increase in the size of the board from 13 to 14 members. The new "kid" would be known as the ESOP director.
   "The idea of an ESOP director," Bill Kiefer, vice president-Law, said, "is to give ESOP participants a greater voice on the board of directors so that they would have a board representative who will communicate their interests and concerns, be a participative board member and be qualified to serve on any board committees."
   The ESOP director first would have to meet all the qualifications of an independent board member. If so, that individual would be nominated by a five-member nominating committee elected by participants in the 1984 and 1989 ESOPs.
   "The committee would be responsible for meeting with and screening candidates for the position and nominating a person among the qualified candidates to serve as the ESOP director," Kiefer explained. "Then, ESOP participants, together with all stockholders, would have to elect the nominee to represent them on the board."
   The nominating committee would be comprised of ESOP participants as well. According to Kiefer, however, there are three categories of participants who would be ineligible for nomination.
   Any participant in the ESOPs is eligible to serve as a nominating committee member with the exception of those:

 employed by the company in an executive management capacity;
 who have served as an officer, steward, employee or staff representative of the ISU, IGU or any other labor organization representing employees of the corporation;
 who have been employed in an internal or external communications position with the company.

   It's anticipated that committee members would be elected this year to serve for approximately 18 months. Thereafter, members would serve three-year terms.


Business Briefs -- May 13, 1994
slug/flexibility

Headline -- Weirton's financial flexibility would improve with equity infusion

   Reducing the debt principal and debt interest, as well as other liabilities, would permit Weirton Steel access to other markets.
   "Right now, the corporation does not have a revolving credit agreement from any banks," Dick Riederer, vice president and chief financial officer, said. "So, increasing our equity would give us the ability to borrow funds from the banks on a short-term basis, rather than a long-term basis like we have the last five years."
   Second, Riederer said the company would be able to look at other ways of financing vital capital improvement needs.
   "For example, we'll have a major blast furnace reline here next year and hopefully there will be some ways we can finance that project without using all of our cash if we have a stock offering," he noted.
   "Having more equity and flexibility means we can have various kinds of financing alternatives available to us that we haven't been able to explore over the last couple of years."


Independent Weirton (special edition) -- May 1994 slug/hot line

Headline -- Equity hot line taking calls

   The corporation has reinstituted the equity hot line during the vote campaign.
   Around the clock, ESOP participants with questions or concerns about the vote can call ext. 3400. Each message will be recorded by the phone mail system, so callers must leave their names and telephone numbers where they can be reached to receive an answer.
   The corporation also is operating a phone bank manned with employee-owners and retirees who are contacting ESOP participants to remind them to vote their proxy cards. The ISU, management and the Shareholders Information Corporation have recommended that participants vote FOR the proposals.
   If you have not yet received your proxy card, contact Media and Investor Relations Director Rick Garan at extension 2728.


Independent Weirton  (special edition) -- May 1994
Business Briefs -- May 13, 1994
slug/qualifications

Headline IW -- Independent directors could face new qualifications Headline BB -- True independent status sought for directors

   Part of the proposal the board of directors is recommending to stockholders deals with new qualifications for independent directors. Under the proposal, an independent director could not be an adviser or consultant to the company or its principal union.
   Nor could he/she be a person who has had substantial financial transactions with the company or any of its subsidiaries or affiliates in either case within a two-year period preceding appointment to the board.
   According to Bill Kiefer, vice president-Law, there has been a trend among major corporations throughout the United States to make their independent directors truly "independent."
   "Our new definition of independent director would take us to that point," Kiefer said. "Chiefly what this does is eliminate individuals such as advisers, consultants, bankers and attorneys who have earned more than $100,000 in fees from the company during a two-year period preceding their consideration for a board seat.
   "It also eliminates people who have relatives working for the company," he said.
   In addition, under the proposal no one could be elected as a director for a term beginning after age 65.
   "At Weirton and at other companies, there have been complaints that individuals elected to the board serve for a very long time," Kiefer said. "And there's a tendency among stockholders to not vote board members out of office.
   "Having the age 65 limit would be effective because it would allow us to bring into the board room new people with fresh ideas and new business philosophies on a continuing basis."


Independent Weirton (special edition) -- May 1994 slug/stock purchase

Headline -- Passage of proposals will provide new stock purchase plan

   Should the proposal now before stockholders pass on May 26, employees would find a new Employee Stock Purchase Plan at their disposal. The current plan, which expires this Dec. 31, allows employees to purchase Weirton Steel common stock at a 10 percent discount at the lower market value for the first or last trading day of the year.
   According to Assistant Controller Earl Davis, the proposed new voluntary package is even more attractive. Five million shares would be committed to the plan over the next five years.
   "Under the new plan, we would provide one million shares a year over the five-year life of the Employee Stock Purchase Plan," Davis noted. "Employees would be able to buy Weirton common stock at a 15 percent discount -- at 85 percent of the opening or closing of the year's stock value, whichever is lower.
   "Another difference in the new plan dictates that employees must retain the stock for at least two years after they buy it. In the current plan, a person can sell the stock almost immediately after year end."
   The procedure for joining the new plan would be very similar to the one employees have now.
   "We'll solicit people some time this fall. A sign-up form and a prospectus explaining the plan would be sent out to each employee," Davis said. "And, participating in the plan would be strictly voluntary. Employees who wish to join would have an option of choosing a percentage of their pay to contribute to the plan."
   If any shares of common stock would remain in the plan after five years are up, they could be sold to the public. If any stock remains from each annual allotment while the plan is still in effect, those shares would kick over to the next plan year. Davis gave this example.
   "If in the first year, there was only demand for 800,000 shares, the 200,000 shares that were left from the first year would be made available for employees to buy in the second year," he said.
   "Then, there'd actually be 1.2 million common shares available in the second year and it would keep rolling forward. So, it's unlikely that very many shares would remain when the five-year period ends."



Business Briefs -- May 13, 1994
slug/ad

Headline -- Memo

Proceeds from the
proposed public
offering will be used to
pay off debt and
strengthen the pension
fund. Vote FOR the
amendments!


Independent Weirton (special edition) -- May 1994 slug/chart

Headline -- Net proceeds of equity and debt offerings made by US steel producers and processors since January 1993 (in thousands)

Acme Metals Inc.*                  112,300      -
AK Steel Corp.                     388,170  325,000
Armco Inc.                            -     125,000
Bethlehem Steel Corp.              604,000  102,000
Birmingham Steel Corp.             133,000     -
Carpenter Technology Corp.*           -     (100,000)
Cold Metal Products Corp.           21,100     -
Geneva Steel                        40,000   311,000
Gibraltar Steel Corp.               26,100     -
Huntco Inc.                         94,600     -
Inland Steel Industries Inc.       179,100     -
J&L Specialty Steel Inc.            94,860     -
LTV Corp.                          299,000     -
National Steel Corp.               141,000     -
Northwestern Steel & Wire Co.       54,000     -
NS Group/Kentucky Electric Steel    49,000     -
    Inc.*
Olympic Steel Inc.                  57,000     -
Republic Engineered Steels Inc.       -      194,000
Rouge Steel Co.                    102,850     -
Schnitzer Steel Industries Inc.     48,922     -
Steel of West Virginia Inc.         17,687     -
U.S. Steel Group                   887,775     -
WCI Steel Inc.* (pending)           74,100     -
Weirton Steel Corp. * (proposed)   136,875     -
Wheeling-Pittsburgh Corp.          210,000   325,000

*Notes: Acme Metals offering was a private placement of stock in Canada and not subject to U.S. securities laws. Carpenter Technology has a shelf registration statement for $100 million in debt, which has yet to be exercised. NS Group spun off Kentucky Electric Steel Corp. through a public offering, with each company getting a share of the proceeds. WCI Steel offering is gross proceeds and pending Securities and Exchange Commission approval. Weirton Steel offering proceeds are estimated gross and is planned for later in the year.
Source: Data compiled by AMM.

[TEXT]

Independent Weirton (special edition) -- May 1994
Business Briefs -- May 13, 1994
slug/competition

Headline IW -- Other steelmakers have benefited from public stock offerings recently (kicker: Competitive style)
Headline BB -- Steel stepping high in Wall Street equity parade

   You've heard the old adage, "When in Rome, do as the Romans do," haven't you?
   Inasmuch as today's steel companies are working to maintain separate identities, it's been wise business strategy for them to follow in each other's footsteps when investing high levels of capital to remain competitive.
   "Certainly, all the integrated competitors in recent years have gone in and tapped the stock market to raise additional capital," Earl Davis, assistant controller, said. "The major integrated producers themselves have raised about $2 billion by selling stock. The industry as a whole has raised closer to $4 billion."
   Many businesses worldwide must constantly ride the ups and downs of economic cycles in meeting their financial goals and the steel industry is no different.
   "As we know, the steel industry is a very cyclical industry," Davis continued. "When the industry turns down, historically, steel companies borrow money. Then, when the industry turns back up -- when the cycle comes toward the peak -- companies go out, sell stock and use the proceeds to repay what they've borrowed."
   Weirton Steel soon hopes to join its competitors in raising equity through the public sale of common stock.



Independent Weirton (special edition) -- May 1994 slug/flexibility

Headline -- Potential boost to company's financial flexibility

   Reducing the debt principal and debt interest, as well as other liabilities, would permit Weirton Steel access to other markets.
   "Right now, the corporation does not have a revolving credit agreement from any banks," Dick Riederer, vice president and chief financial officer, said. "So, increasing our equity would give us the ability to borrow funds from the banks on a short-term basis, rather than us doing all the long-term borrowing that we've done over the last five years."
   Second, Riederer said the company would be able to look at other ways of financing vital capital improvement needs.
   "For example, we'll have a major blast furnace reline here next year and hopefully there will be some ways we can finance that project without using all of our cash if we have a stock offering," Riederer remarked.
   "Having more equity and flexibility means we can have various kinds of financing alternatives available to us that we haven't been able to explore over the last couple of years."


Business Briefs -- May 13, 1994
slug/hot line

Headline -- Proxy hot line operating

   The corporation has reinstituted the equity hot line during the vote campaign.
   Around the clock, ESOP participants with questions or concerns about the vote can call ext. 3400.
   Each message will be recorded by the phone mail system, so callers must leave their names and telephone numbers where they can be reached to receive an answer.


Note: With this article is a small ad with a telephone graphic that reads:

Hot line
extension 3400

(Telephone graphic here)

Have a question?
Call today


Independent Weirton (special edition) -- May 1994 slug/proxy

Headline -- Stockholders facing important proxy issues

   By now, all ESOP participants should have received white-colored proxies on which two issues up for vote will appear. These ESOP Participation Voter Instruction cards have been mailed out by Ellen Philip Associates (New York), Weirton Steel's ESOP tabulator.
   The first issue, which all stockholders will consider, includes proposals to 1) authorize an increase in additional shares of common stock, 2) add an ESOP director to the corporation's board of directors and designate him as a member of the nominating committee, 3) change the definition of an independent director and
4) provide age limitations for directors.
   "For the first issue to pass, 80 percent of all the outstanding votes, which are those in the 1984 and 1989 ESOPs and outside the company, must be voted in favor of the proposal," Rick Garan, director-Media and Investor Relations, explained. Therefore, with
40.6 million outstanding votes, it will take 32.5 million votes to pass the proposals.
   The second issue proposes the composition of the nominating committee that will select the new ESOP director and how that director will be nominated. This measure will appear only on the white ESOP participants card.
   "The issue regarding the nominating committee requires a simple majority vote to pass. And unlike the first issue, the votes will be counted as one vote per participant," Garan said. "It doesn't matter how many shares you have. Whether you have a thousand shares or just one share, each participant is counted as one vote."
   Garan emphasized that it's important for all stockholders, both within and outside the ESOPs, to vote their proxies. He also reiterated that for the stock authorization and board changes to pass, the issue requires an 80 percent vote in favor of the proposals."
   "Both ESOPs contain 30 million votes, so even if 100 percent of all ESOP participants voted for these amendments, it's not enough for the issue to pass," he said. "That why it's so important for the public stockholders to vote for this proposal, too. We urge everybody to send in their proxies and vote for the issue."
   The ESOP tabulator must receive the ESOP Participation Voter Instruction cards no later than the end of business on Tuesday, May
24. Any votes inside the ESOPs received after that time will not be counted.
   "You should allow yourself two to three days for mailing. Please send them in as soon as you possibly can," Garan said.
   White cards with a blue stripe have been sent to public stockholders by Society National Bank (Cleveland).


Independent Weirton (special edition) -- May 1994 slug/steel stocks

Headline -- Steel stocks bring in more than $3.5 billion

By  Peter Scolieri
   Pittsburgh Domestic steelmakers, processors and service centers have surfed a wave of investor fancy with cyclical stocks, fetching more than $3.5 billion in net proceeds from stock sales and almost another $1.4 billion in debt offerings since January 1993.
   Not a single major steelmaker failed to go to the market whether Wall Street, the European markets, Tokyo or otherwise looking for equity and debt to finance a multitude of projects or pay down existing debt.
   The proceeds of offerings by steelmakers alone in the past 16 months have been used for purposes ranging from paying off lawsuit awards as in the case of U.S. Steel Group and the antitrust judgment from the Bessemer & Lake Erie Railroad litigation it had to pay competitors to funding pension plans, as Bethlehem Steel Corp. did with its March 7 offering.
   The amounts involved are staggering for an industry made up primarily of old-line companies, said Peter Anker, an industry analyst with NatWest Securities Inc., but not at all large when viewed against other industries.
   "Generally speaking, IPOs result when an industry is growing and you have new entrants into the business. We've had some IPOs that fit that definition," said Anker, who added that many of the new public stocks that have been sold in the past 16 months are of companies that have either undergone restructurings, are a result of the developing steel processing industry or can be traced to the "explosion of the mini mills."
   In the past 16 months there have been about 10 initial public offerings of stock by companies that had been either privately held, closely held or were joint ventures of other companies. Some of the most significant in the period were the April 1993 IPO of National Steel Corp., formerly a joint venture of NKK Corp., Japan, and National Intergroup Inc., Carrolton, Texas; J&L Specialty Steel Inc., once wholly owned by French specialty steel producer Ugine ACG; Rouge Steel Co., which was privately held; and the most recent, AK Steel Corp., formerly the Armco Inc. and Kawasaki Steel Corp. joint venture known as Armco Steel Co.
   Stock offerings still pending are the IPO of WCI Steel Inc., currently wholly owned by Renco Group, New York, which is slated to go this week, and the secondary offering of stock proposed by Weirton Steel Corp. Also, Carpenter Technology Corp. has a shelf registration statement for $100 million in debt that has yet to be exercised.
   Analysts generally agree that the WCI Steel and Weirton Steel offering are probably some of the last investors will see from the steelmaking, processing and service center industries for the time being. The market, though, is not about to die for steel.
   "The stock market, while it's still favorable (to steel issues), is less favorable than it was a couple of months ago," said Peter
F. Marcus, managing director of PaineWebber Inc.'s World Steel
Dynamics unit.
   Charles A. Bradford, an analyst with UBS Securities, agreed, but noted another concern of stock investors: "If interest rates really spike, then we'll see an end to these things, but the steel industry overall has done really well" in the equity and debt markets.
   But Marcus noted that investors are beginning to believe that steel is in the early stages maybe the first year of a recovery that could last three to four years, especially as the European steel market kicks into high gear. The result, he said, could be a continuing lovefest with steel stocks over a longer period. "The upshot is: the economic environment is favorable. There will still be a window that's about 80 percent open," Marcus said.
   Anker, who noted that the market has cooled somewhat, said, "The sales of these securities tell you investors are not writing off the industry and, under the right circumstances, they think they can still get a return and they feel there's an opportunity developing in the industry."
   Not surprisingly, U.S. Steel and Bethlehem Steel, led the way in going to market to seek cash from investors. The nation's top two steelmakers accounted for nearly $1.6 billion of the combined $5 billion in net proceeds of debt and equity that has or will be raised by the industry. The total raised by the two behemoths is probably higher because USX Corp., parent of U.S. Steel, has sold debt over the period but applies the proceeds to both sides of its businesses steel and energy. Thus, USX debt offerings were not considered when compiling the list.
   To date, two of the most successful offerings have been the Schnitzer Steel Industries Inc. IPO, which went out to investors at $18 and closed at $25.75 in mid-April, a 43.1-percent increase, and the Huntco Inc. offerings of last year that jumped in value by 56 percent.
   Two of the most lackluster performers both IPOs were the Olympic Steel Inc. offering, which in the span of a month saw its price drop 16.1 percent, and the Kentucky Electric Steel Inc. offering, which fell 16.7 percent in a span of more than six months.

The above article appeared in the May 2, 1994, edition of American Metal Market. It is being reprinted with the permission of American Metal Market, copyright 1994, Capital Cities/ABC Inc., Diversified Publishing Group. All Rights Reserved.


Independent Weirton (special edition) -- May 1994 slug/trading conditions

Headline -- Public offering can help Weirton's trading situation

   A public stock offering could help Weirton Steel improve trading conditions for its common stock by increasing the number of shares that public investors could buy from time to time.
   Vice President and Chief Financial Officer Dick Riederer explained that the company's common stock generally has traded at very low volumes. In fact, volumes have averaged about 10,000 shares a day over the last three years. But that is changing.
   "What's happened to us recently, especially with the improved conditions for cyclical stocks in the industry, has given us a larger amount of float on a daily basis -- as much as 35,000 to 40,000 shares on average during periods of time," Riederer explained.
   On May 3, for example, 24,000 shares were traded. Riederer said higher volumes such as this are an asset to the company during quarterly stock distributions.
   "During the past three or four years, every time stockholders have sold their shares during a quarterly distribution, the stock price would decrease, sometimes as much as a point during those distributions," Riederer said.
   "Distributions won't affect the stock price as dramatically when the float is higher, and we've seen that over the last few distributions. From that perspective, higher float benefits our stock situation."
   There are many potential investors who are not interested in companies with a small float of available shares. Investors look for purchasing big blocks of shares that eventually can be sold for profit.
   "In many cases, institutions won't even look at a company unless the float is a certain percentage of its outstanding shares," Riederer offered.
   "We have two large institutional stockholders who have been with us almost since the beginning of our initial public offering in 1989. They own approximately two and a half to three million shares of stock out of the 7.5 million shares that trade publicly. That really reduces the amount of volume that we have in the marketplace."
   The CFO said that by issuing additional shares to the public and increasing the potential for increased trading activity, Weirton Steel should get more institutions and individuals interested in the company's stock.